Exhibit 1.1


Fidelity Defined Trusts, Series 1
Trust Agreement
Dated:  January 3, 1996
This Trust Agreement among National Financial Services Corporation, as Depositor, Evaluator and Portfolio Supervisor and The Chase Manhattan Bank (National Association), as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled Standard Terms and Conditions of Trust for Fidelity Defined Trusts Series 1 effective January 3, 1996 (herein called the Standard Terms and Conditions of Trust), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.
Witnesseth That:
In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator and Portfolio Supervisor agree as follows:
Part I
Standard Terms And Conditions Of Trust
Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.
Part II
Special Terms And Conditions Of Trust
The following special terms and conditions are hereby agreed to:
 (a) The Securities defined in Section1.01(5) listed in Schedule A hereto have been deposited in trust under this Trust Agreement.
 (b) The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust is the amount set forth under the caption Essential Information - Fractional Undivided Interest per Unit in the Prospectus.
 (c) The number of units in a Trust referred to in Section2.03 is set forth under the caption Essential Information - Number of Units in the Prospectus.
 (d) The First Settlement Date for each Trust is the date set forth under Essential Information-First Settlement Date in the Prospectus.
 (e) The Trustees compensation shall be computed according to the following schedule, determined on the basis of the largest principal amount of Securities held by the Trust during the period for which the compensation is computed; provided , however, that until the Depositor informs the Trustee that no further deposits of additional Securities will be made pursuant to Section 2.01(b), such compensation shall be computed on the basis of the principal amount of Securities held as of the Record Date preceding the date on which the compensation is paid (or the Initial Date of Deposit, as appropriate):
rate per $1,000 principal Principal amount of Securities held amount of Securities  by the Trust
Laddered 1 Laddered 2 Rolling 1
$.1.31  $1.29  $1.32   $0 - $25,000,000
$1.19  $1.17  $1.20   $25,000,001 -$45,000,000
$.1.07  $1.05  $1.08   $45,000,001 and higher
 (f) Notwithstanding the provision of section 3.05 of the Standard Terms and Conditions of Trust, the first Monthly Record Dare shall be February 10, 1996.

In Witness Whereof, National Financial Services Corporation and The Chase Manhattan Bank (National Association) have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested by authorized officers; all as of the day, month and year first above written.
National Financial Services Corporation, Depositor
By
The Chase Manhattan Bank (National Association), Trustee
By
National Financial Services Corporation, Evaluator
By
National Financial Services Corporation, Portfolio Supervisor
By

Schedule A To The Trust Agreement
Securities Initially Deposited
In
Fidelity Defined Trusts, Series 1
(Note: Incorporated herein and made a part hereof is the Portfolio as set forth for each Trust in the Prospectus.)